Exhibit 10.15

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

Holisto Ltd.

SAFE

(Simple Agreement for Future Equity)

Signed on ___________, 2021 (the “Execution Date”)

THIS CERTIFIES THAT in exchange for the payment by ______________ (the “Investor”) of ______________ (the “Purchase Amount”) within [•] days from the Effective Date, Holisto Ltd., a company incorporated under the laws of the State of Israel (the “Company”), shall issue to the Investor the right to certain shares of the Company’s Share Capital, all as specified and subject to the terms set forth below.

The “Discount Rate” shall be 80%.

The “Valuation Cap” is US$600,000,000.

See Section 3 for certain additional defined terms.

1. EFFECTIVENESS

This instrument shall enter into force and effect upon the signing of the Definitive SPAC Agreements by the Company, the Merger Sub (as defined therein) and the SPAC, as applicable (the “Effective Date”), upon which time, the Investor shall be required to transfer the Purchase Amount to the Company and, upon receipt of the Purchase Amount by the Company, the Investor shall have the right to be issued with certain shares of the Company’s Share Capital, all as specified and subject to the terms set forth below. In the event the Definitive SPAC Agreements shall not have been signed by the Company the Merger Sub and the SPAC, as applicable, prior to the lapse of 6 months from the Execution Date, this instrument shall become null and void, ab initio.

2. Events

(a) SPAC Transaction. If there is a SPAC Transaction at any time before the expiration or termination of this instrument, immediately prior and subject to the closing of such SPAC Transaction (but, for the avoidance of doubt, immediately following any capital restructuring of the Company effected in connection therewith), this instrument will automatically convert into, and the Company will automatically issue to the Investor, a number of Ordinary Shares equal to the Purchase Amount divided by the SPAC Conversion Price (rounded to the nearest whole share).

In connection with the issuance of Ordinary Shares by the Company to the Investor pursuant to this Section 2(a), the Investor will execute and deliver to the Company all applicable transaction documents related to the SPAC Transaction; provided, that such documents are the same documents which are being entered into by shareholders of the Company (if and to the extent applicable), in connection with the SPAC Transaction, including, without limitation and as applicable, documents related to lock-up, stop transfer and the like.

(b) Equity Financing. If this instrument has not otherwise terminated or expired upon the lapse of 12 months from such time when the Investor has actually invested the Purchase Amount in the Company (such time on which such 12 months lapse - the “Final Date”), then, at any time thereafter, if there is an Equity Financing at any time before the expiration or termination of this instrument, the Company will automatically issue to the Investor a number of Safe Shares equal to the Purchase Amount divided by the Equity Financing Conversion Price.

In connection with the issuance of Safe Shares by the Company to the Investor pursuant to this Section 2(b), the Investor will execute and deliver to the Company all applicable transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Shares, with appropriate variations for the Safe Shares if applicable.

(c) Liquidity Event. If this instrument has not terminated or expired upon the Final Date, then, at any time thereafter, if there is a Liquidity Event at any time before the expiration or termination of this instrument, the Investor will be entitled to either (i) receive a cash payment equal to two times (2X) the Purchase Amount, or (ii) receive from the Company a number of Ordinary Shares equal to the Purchase Amount divided by the Liquidity Conversion Price. The Investor shall notify the Company in writing of its decision, at least 7 days prior to the closing of the Liquidity Event, and absent such notification, shall be deemed to have elect option (ii) above

(d) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding shares by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Investor and all holders of all other Safes (the “Dissolving Investors”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 2(d).

(e) Termination. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon either: (i) the issuance of shares to the Investor pursuant to Section 2(a), Section 2(b) or Section 2(c); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 2(c) or Section 2(d). Notwithstanding the foregoing, and for the avoidance of doubt, all of the representations and warranties of the Company contained in Section 4 below shall automatically terminate and expire upon the termination or expiration of this instrument.

3. Definitions

“Change of Control” means: (i) a transaction or series of related transactions in which any person or entity, becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting shares of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting shares of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company, including a worldwide exclusive license to all or substantially all of the Company’s intellectual property.

“Definitive SPAC Agreements” means (i) a definitive agreement among the Company, the Merger Sub and a publicly listed “special purpose acquisition company” (“SPAC”) (and/or one or more of its subsidiaries) for effecting a SPAC Transaction, and (ii) subscription agreements pursuant to which certain subscribers subscribe for convertible notes of the Company, in the aggregate amount of not less than US$75,000,000.

“Dissolution Event” means: (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Distribution” means the transfer to holders of Share Capital by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Ordinary Shares payable in Ordinary Shares, or the purchase or redemption of Share Capital by the Company or its subsidiaries for cash or property other than: (i) repurchases of shares held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (ii) repurchases of Share Capital in connection with the settlement of disputes with any shareholder.

“Equity Financing” means a bona fide transaction or series of related transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares at a fixed pre-money valuation.

“Equity Financing Capitalization” means the sum, as of immediately prior to the Equity Financing, of: (1) the Share Capital (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) this instrument, (B) all other Safes, and (C) convertible loans or convertible notes; and (2) all Ordinary Shares of the Company reserved and available for future grant under any equity incentive or similar plan of the Company, but excluding increase of Company’s option pool made in the framework of the Equity Financing, if applicable.

“Equity Financing Conversion Price” means either (i) the Equity Financing Safe Price, or (ii) the Equity Financing Discount Price, whichever calculation results in a greater number of Safe Shares.

“Equity Financing Discount Price” means the price per share of the Standard Shares sold in the Equity Financing multiplied by the Discount Rate.

“Equity Financing Safe Price” means the price per share equal to the Valuation Cap divided by the Equity Financing Capitalization.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of the Ordinary Shares pursuant to a registration statement filed under the Securities Act, or under any other applicable securities laws.

“Liquidity Capitalization” means the sum, as of immediately prior to the Liquidity Event, of: (1) the Share Capital (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) this instrument, (B) all other Safes, and (C) convertible loans or convertible notes; and (2) all Ordinary Shares of the Company actually allocated or promised under any equity incentive or similar plan of the Company.

“Liquidity Conversion Price” means either (i) the Liquidity Discount Price, or (ii) the Liquidity Safe Price, whichever calculation results in a greater number of Ordinary Shares.

“Liquidity Discount Price” means the price per each share of the Company, as determined by reference to the aggregate purchase price paid or payable in connection with such Liquidity Event (including without limitation any portion of such purchase price placed in escrow or payable upon satisfaction of contingencies or the like), multiplied by the Discount Rate.

“Liquidity Event” means a Change of Control or an Initial Public Offering, but, in each case, specifically excluding the SPAC Transaction.

“Liquidity Safe Price” means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

“Ordinary Shares” means Company’s Ordinary Shares, NIS 0.01 par value each.

“Safe” means an instrument containing a future right to shares of the Company’s Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

“Safe Shares” means the shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the Standard Shares, other than with respect to: (i) the per share liquidation preference and the (initial) conversion price for purposes of price-based anti-dilution protection, which will equal the Equity Financing Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Equity Financing Conversion Price.

“Share Capital” means the share capital of the Company.

“SPAC Conversion Price” means US$8.00.

“SPAC Transaction” means the closing of a transaction resulting in the initial registration of the Company’s Ordinary Shares (or initial or continued registration of the class of securities exchanged for Company securities in such transaction) under the Securities Exchange Act of 1934, as amended (or equivalent securities law of another jurisdiction).

“Standard Shares” means the shares issued to the investors investing in the Company in connection with the initial closing of an Equity Financing.

4. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this instrument is within the corporate power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of: (i) its amended articles of association as currently in effect; (ii) any material statute, rule or regulation applicable to the Company; or (iii) any material contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals and waiver of participation rights by the Company’s applicable shareholders; and (ii) necessary corporate approvals for the authorization of shares of the Company issuable pursuant to Section 2 hereof.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of, the rights of others.

5. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor, qualified investor, sophisticated investor or similar definition under Investor’s applicable jurisdiction, which exempts the issuance of shares to the Investor from prospectus, registration statement or other regulatory requirements. The Investor has been advised that this instrument and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

6. Miscellaneous

(a) Any provision of this instrument may be amended, waived or modified only by a written instrument signed by the Company and the majority in interest out of all of the persons/entites (including the Investor) (collectively, the “Safe Investors”) who invest (or have invested) in the Company under instruments substantially similar to this instrument (not including for the removal of doubt, instruments which are outstanding prior to November 25, 2021) (such majority out of the Safe Investors, the “Majority Investors”), whose determination shall bind all of the Safe Investors (including the Investor), provided however that any amendment, waiver or modification which adversely and disproportionally amends the rights of a specific investor compared to the rights of other investors, shall require such specific investor’s written consent.

(b) Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Share Capital for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor; and provided, further, that the Company may assign this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile or with the prior written consent of the Majority Investors.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Israel, without regard to its conflicts of law provisions. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

HOLISTO Ltd.

By:
Name:
Title:
Address:
Email:

[investor]

By:
Name:
Title:
Address:
Email: